Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; $ and shares in millions, except per share data)

	For the		For the
	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$337.5	$268.6	$1,285.1	$966.8
Cost of goods sold	(261.1)	(219.1)	(1,012.8)	(804.8)
Gross profit	76.4	49.5	272.3	162.0
Selling, general and administrative expenses	(14.4)	(11.1)	(50.5)	(44.6)
Operating income	62.0	38.4	221.8	117.4
Interest income	2.3	0.6	5.8	1.8
Interest expense	(4.2)	(4.0)	(16.1)	(16.8)
Other income, net	—	0.6	8.7	2.0
Income before income tax	60.1	35.6	220.2	104.4
Income tax benefit (expense)	10.8	(1.6)	3.4	(3.4)
Net income	$70.9	$34.0	$223.6	$101.0

Depreciation & Amortization	$7.0	7.1	$27.9	27.8
Cash flows from operating activities	72.1	13.2	148.2	29.5
EBITDA	69.0	46.1	258.4	147.2
Per common share - basic:
Net income available to common shareholders	$2.32	$1.17	$7.44	$3.51

Per common share - diluted:
Net income available to common shareholders	$2.28	$1.15	$7.34	$3.46

Weighted average shares outstanding
Basic	30.6	29.0	30.0	28.7
Diluted	31.0	29.6	30.5	29.2

	($ in millions)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
	2005		2004		2005		2004
	$	%	$	%	$	%	$	%
Revenues by Segment
Oilfield Products	263.1	78	198.1	74	1,009.8	79	695.4	72
Specialty tubing products	44.8	13	46.8	17	181.5	14	175.1	18
Flat rolled steel and other products	29.6	9	23.7	9	93.8	7	96.3	10
Consolidated net revenues	337.5	100	268.6	100	1,285.1	100	966.8	100

	(in tons)
	For Quarter Ended December 31,				For the Twelve Months Ended December 31,
	2005	%	2004	%	2005	%	2004	%
Shipments by Segment
Oilfield Products	165,600	68	148,800	70	665,100	72	592,900	67
Specialty tubing products	23,000	10	28,300	13	99,800	11	118,400	14
Flat rolled steel and other products	53,800	22	35,600	17	160,900	17	171,100	19
Total shipments	242,400	100	212,700	100	925,800	100	882,400	100

	Reconciliation of EBITDA to Cash Flows from Operations:
	For the Quarter		For the Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Cash flows from operating activities	$72.1	$13.2	$148.2	$29.5
Non-cash charge for stock compensation	(1.2)	(0.5)	(3.5)	(1.6)
Gain (loss) on sale of property	—	—	0.1	(0.1)
Changes in working capital	1.7	24.6	120.6	95.2
Other balance sheet changes	5.3	3.8	(13.9)	5.8
Interest expense, net	1.9	3.4	10.3	15.0
Income tax expense (benefit)	(10.8)	1.6	(3.4)	3.4
EBITDA	$69.0	$46.1	$258.4	$147.2